EXHIBIT 10.3

THE AMENDED AND RESTATED 1998 MOLEX STOCK OPTION AND RESTRICTED STOCK PLAN

THE 1998 MOLEX STOCK OPTION AND RESTRICTED STOCK PLAN
(As Amended and Restated as of October 17, 2006)

ARTICLE I.	GENERAL
1.1    Name of Plan. The name of the plan shall be The 1998 Molex Stock Option and Restricted Stock Plan, as it may be amended and restated from time to time (the “Plan”).
1.2    Purpose. The purpose of the Plan is to induce certain designated employees to remain in the employ of Molex Incorporated, a Delaware corporation, (the “Company”) or any of its subsidiaries and affiliates, and to encourage such employees to secure or increase on reasonable terms their stock ownership in the Company. The Company believes the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping, carrying out the long-range plans of the Company and securing its continued growth and financial success.
1.3    Eligibility. Any regular employee of the Company or any of its subsidiaries and affiliates, subject to the terms and conditions of the Plan, may be granted an option or a restricted stock award under the Plan. Notwithstanding the foregoing, members of the Board of Directors and executive officers of the Company, as such are designated by the Board of Directors from time to time, shall be ineligible to participate in the Plan.

ARTICLE II.	TERM OF PLAN
2.1    Effective Date. The amended and restated Plan was approved by stockholders and became effective on October 28, 2005. The Plan is hereby further amended and restated as set forth herein effective as of May 30, 2006.
2.2    Expiration. This Plan shall expire October 31, 2009, unless terminated earlier by the Board of Directors, and no option or restricted stock award shall be granted after such expiration date. The Plan shall terminate with respect to options previously granted hereunder upon and subject to the consummation of the Merger (as defined in Section 13.3).

ARTICLE III.	STOCK SUBJECT TO PLAN
3.1    Class of Stock. The stock that shall be subject to options or restricted stock awards granted under the Plan shall be the Company’s Class A Common Stock, $.05 par value (the “Stock”).
3.2    Number of Shares. Twelve million-five hundred thousand (12,500,000) shares of the Stock shall be reserved for issue upon the exercise of options or restricted stock awards granted under the Plan.
3.3    Source of Stock. Upon the exercise of options or as restricted stock awards vest under the Plan, the Stock shall be issued from either authorized but unissued stock or Treasury stock as directed by the Committee.
3.4    Expired, Forfeited or Canceled Options. If any such options granted under the Plan shall expire, be forfeited or canceled for any reason without having been exercised in full, the unpurchased or unexercised shares subject thereto shall again be available for the purposes of the Plan.

ARTICLE IV.	ADMINISTRATION
4.1    Committee. A committee (the “Committee”) shall administer the Plan under the terms, conditions and powers set forth herein.
4.2    Makeup of the Committee. The Committee shall consist of at least two members appointed by the Board of Directors of the Company. No members of the Committee may be eligible to participate in the Plan.
4.3    Action by the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Unless and until the Board of Directors shall appoint such Committee, the whole Board of Directors shall constitute the Committee. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.
If not specified in the Plan, the time at which the Committee must or may take any determination shall be determined by the Committee, and such determination may thereafter by modified by the Committee. Any action, determination, interpretation or other decision by the Committee with respect to the Plan shall be final, conclusive and binding on all persons and entities, including the Company, its affiliates, any eligible employee, any person claiming any rights under the Plan from or through any grantee of an award under the Plan, and stockholders, except to the extent the Committee may subsequently modify, or take further action not inconsistent with, its prior action.
4.4    Power to Grant Options. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its sole discretion, to determine the employees to whom, and the time or times at which, options shall be granted, the option periods, the vesting schedule and the number of shares to be subject to each option, and such other terms and provisions of the option agreements (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant.
4.5    Power to Buy Option Stock. The Committee, in its sole discretion, if it believes that a particular optionee is suffering under an undue financial hardship, may cause the Company to buy as Treasury Stock up to fifty percent (50%) of the option stock actually exercised by that particular optionee. In such a case, the Company shall pay to the optionee the fair market value of the shares of option stock at the time the Committee elects to repurchase.
4.6    Power to Grant Restricted Stock Awards. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its sole discretion, to determine the employees to whom, and the time or times at which, restricted stock awards shall be granted, the vesting schedule and the number of shares to be subject to each award, and such other terms and provisions of the awards (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant.
4.7    Other Powers. The express grant of any specific power to the Committee, or the taking of any action of the Committee, shall not be construed as limiting any power or authority of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority, in its sole discretion, to:

•	correct any defect or supply any omission or reconcile any inconsistency,

•	construe and interpret the Plan, the rules and regulations relating to it, or any other instrument entered into or relating to an award under the Plan,

•	make any determinations, provide any procedures or rules, enter into any agreements necessary to comply with any applicable tax laws, rules and regulations and in particular Code §409A,

•	make all other determinations, including factual determinations, necessary or advisable for the administration of the Plan.

ARTICLE V.	GRANT OF OPTION OR RESTRICTED STOCK AWARD
5.1    Price. The acquisition price of any of the shares of Stock granted under this Plan may be any percentage of the fair market value of the Stock of the Company on the date of grant as determined by the Committee including 0%.
5.2    Fair Market Value. For the purposes of this Article, fair market value shall be the closing price of the Stock on the date of granting the option as reported by the Wall Street Journal.
5.3    Evidence of Option. Options granted shall be evidenced by agreements, warrants, and/or other instruments in such form as the Committee shall deem advisable and shall contain such terms, provisions, and conditions not inconsistent herewith as may be determined by the Committee.
5.4    Rights as a Shareholder. An optionee shall have no rights as a stockholder with respect to shares covered by his option until the day of issuance of stock certificate to him and after such shares are fully paid.
5.5    Grant of Restricted Stock Award. The Committee shall have the complete authority, in its sole discretion, to determine the eligible employees to whom a restricted stock award shall be granted, the vesting schedule, the number of shares to be subject to each award, and such other terms and provisions of the awards.
5.6    Evidence of Restricted Stock Award. Restricted stock awards granted shall be evidenced by agreements, warrants, and/or other instruments in such form as the Committee shall deem advisable and shall contain such terms, provisions, and conditions not inconsistent herewith as may be determined by the Committee.

ARTICLE VI.	EXERCISE OF OPTION
6.1    Initial Waiting Period. No option shall be exercisable until at least one year after the date of grant.
6.2    Normal Vesting. Except as otherwise required by §409A and Article XI below, after the initial waiting period, an optionee may exercise his option to the extent that the shares covered by said option become vested. The shares covered by such an option shall vest in amounts and times determined by the Committee in its sole discretion; provided that the time in which an option becomes one hundred percent (100%) vested cannot exceed eight (8) years.
6.3    Accelerated Vesting. All options shall immediately vest one hundred percent (100%) and shall be automatically exercised as of the date that an optionee’s employment is terminated due to one of the following events:

(a)	Death;

(b)	Total and permanent disability;

(c)	Separation from service, if the optionee has reached age 59½ and was employed at least fifteen (15) years with the Company and/or any of its subsidiaries; or

(d)	Separation from service pursuant to a planned employee reduction plan if the optionee has reached age 55 and was employed at least twenty (20) years with the Company and/or any of its subsidiaries.
Nothwithstanding the foregoing, all options that are not subject to §409A shall immediately vest one hundred percent (100%) and become immediately exercisable for a period of one (1) year after the occurrence of one of the above events.
6.4    Cumulative Rights. The right to exercise any option shall be cumulative. That is, an optionee may exercise in any given year those shares he could have exercised in a previous year but did not.
6.5    Expiration. Options that are not subject to §409A shall expire one (1) year from the date the option becomes one hundred percent (100%) vested.
6.6    Form of Exercise. The option may only be exercised according to the terms and conditions established by the Committee, consistent with the limits set forth herein, at the time the option is granted; provided, however, that the Committee, in its discretion, may require that any optionee shall receive only the net shares of Stock provided under such option after subtracting the aggregate exercise price and amounts for withholding of applicable taxes from the fair market value of the Stock subject to the option as of the date of exercise. Subject to the foregoing terms and conditions, an option may be exercised by a written notice delivered to the Company’s principal office of the optionee’s intent to exercise the option with respect to a specified number of shares of Stock along with payment to the Company of the amount of the aggregate option purchase price for the number of shares of Stock exercised. Stock that is already owned by an optionee may be tendered as all or part of the aggregate option purchase price. If Stock is used for payment, it shall be valued at the closing price on the date of exercise as reported by the Wall Street Journal.

ARTICLE VII.	TERMINATION OF OPTION
7.1    Expiration Date. Every vested option granted under this Plan that is not subject to §409A shall terminate and expire at the earliest of:
(a)    The date of expiration set when such option was granted; or
(b)    One (1) year after one of the events set forth in Section 6.3; or
(c)     60 calendar days following an optionee’s termination of employment if the optionee is involuntarily terminated for any reason except for misconduct or pursuant to the circumstances set forth in Sections 6.3; or
(d)     The day of an optionee’s voluntary termination not covered by the above subsections of this Section 7.1 or termination due to misconduct.
Notwithstanding the foregoing, all options that are unvested upon an optionee’s termination of employment shall immediately expire upon an optionee’s termination of employment.

ARTICLE VIII.	TRANSFERABILITY

8.1    Non-Transferable. No option or restricted stock award granted under the Plan is transferable, and only the optionee can exercise any option granted during his or her life subject to Section 8.2 of this Article.
8.2    Death. In the event of the death of an optionee while still employed by the Company or a subsidiary or affiliate any of such optionee’s vested options that are not subject to §409A, may be exercised by the personal representative of the estate of the optionee within one (1) year after the date of the optionee’s death in accordance with the terms established by the Committee at the time the option was granted, but (as set forth in Article VII) not later than the expiration date set forth in Section 6.5.

ARTICLE IX.	ADJUSTMENT OF NUMBER OF SHARES
9.1    Stock Dividends. In the event that a dividend shall be declared upon the Stock payable in shares of Stock, the number of shares of stock then subject to any such option or restricted stock award and the number of shares reserved for issuance pursuant to the Plan, but, not yet covered by an option or restricted stock award, shall be adjusted by addition to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend.
9.2    Reorganization. In the event that the outstanding shares of the Stock shall be changed into or exchanged for a different number of kind of shares of Stock or other securities of the Company, or of another corporation, whether through reorganization, recapitalization, stock split up, combination of shares merger or consolidation, then, there shall be substituted for each share of Stock subject to any such option or restricted stock award and for each share of Stock reserved for issuance pursuant to the Plan, but, not yet covered by an option or restricted stock award, the number and kind of shares of Stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share of Stock shall be exchanged.
9.3    Other Changes. In the event there shall be any change, other than as specified above in this Article, in the number or kind of outstanding shares of the Stock or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan, but, not yet covered by an option or restricted stock award and of the shares then subject to an option or restricted stock award, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each option or restricted stock award.
9.4    Adjusted Option Price. In the case of any substitution or adjustment as provided for in this Article, the option price in each stock option agreement for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of Stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Article.
9.5    Fractional Shares. No adjustment or substitutions provided for in this Article shall require the Company in any stock option agreement to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.

ARTICLE X.	SECURITIES REGULATION
10.1     Registered Stock. The Company shall not be obligated to sell or issue any shares under any option or restricted stock award granted hereunder unless and until the shares with respect to which the option or restricted stock award is being exercised are effectively registered or exempt from registration under the Securities Act of 1933 and for any other federal or state law governing the sale and issuance of such shares or any securities exchange regulation to which the Company might be subject.
10.2     Unregistered Stock. In the event the shares are not effectively registered, but can be issued by virtue of an exemption, the Company may issue option shares to an optionee if the optionee represents that he is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Certificates for shares of Stock thus issued shall bear an appropriate legend reciting such representation.

ARTICLE XI.	TRANSITION RULES FOR 2005 AND THEREAFTER
11.1     Effective Date and Applicability. Notwithstanding any other provision of the Plan or any award agreement to the contrary, with respect to any option or restricted stock awarded under the Plan that the Committee determines to be subject to Code §409A, the provisions of this Article XI shall be effective as of January 1, 2005 and shall apply only to those employees who are subject to United States income tax laws.

11.2    Options Vesting in 2005. Notwithstanding any provision under the Plan or any option agreements to the contrary, any option granted under the Plan that vests during 2005 and has not been exercised as of December 1, 2005 shall be automatically exercised as of December 1, 2005. The payment of the net shares under any such option, after applicable tax withholding, shall be made as soon as administratively practicable after December 1, 2005.
11.3    Options Vesting on or after January 1, 2006. Any options granted under the Plan which vest on or after January 1, 2006 shall be automatically exercised as of such vesting date and the payment of the net shares under any such option, after applicable tax withholding, shall be made as soon as administratively practicable after such exercise date.
11.4     Authority To take Action To Comply with §409A. The Board of Directors of the Company and/or the Committee shall have the authority to adopt such amendments to the Plan and to take any and all such actions as may be necessary or appropriate to comply in good faith with Code §409A and any Treasury Regulations or similar guidance issued thereunder. With respect to any outstanding option agreements subject to Code §409A, the Committee shall have the authority to enter into consent agreements with the optionees for purposes of modifying the applicable terms of such outstanding option agreements in order to bring them into compliance with Code §409A and the provisions of this Article XI.

ARTICLE XII.	AMENDMENT AND TERMINATION
12.1     Authority. Subject to Section 12.2, the Board of Directors may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that any amendment or alteration shall be subject to approval of the Company’s stockholders if such approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares of Stock may be listed or quoted.
12.2    Awards Previously Granted. Except as otherwise specifically provided in the Plan or an award agreement under the Plan, no termination, amendment, or modification of the Plan shall adversely affect in any material way any award previously granted under the Plan without the written consent of the grantee of such award.

ARTICLE XIII.	MISCELLANEOUS
13.1     No Contract of Employment. Any participation under the Plan shall not be construed as giving an employee a future right of employment with the Company. Employment remains at the will of the Company.
13.2     Governing Law. This Plan and all matters relating to this Plan shall be interpreted and construed under the laws of the state of Illinois.
13.3    Certain Change of Control. Reference is made to that certain Agreement and Plan of Merger by and among Molex Incorporated, Koch Industries, Inc. and Koch Connectors, Inc., dated as of September 9, 2013 (the "Merger Agreement"). Capitalized terms used in this Section 13.3 shall have the meanings ascribed to them in the Merger Agreement, unless the context clearly indicates otherwise. Notwithstanding anything in the Plan to the contrary, immediately prior to the Effective Time, each option granted under the Plan to purchase Stock that is outstanding and unexercised as of the Effective Time (an "Outstanding Option") shall be canceled, and the holder thereof shall be entitled to receive immediately prior to the Effective Time from the Company, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of shares of Stock subject to such Outstanding Option immediately prior to the Effective time; and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Stock of such Outstanding Option immediately prior to the Effective Time, less any required withholding and payroll taxes (the "Option Payment"). No holder of an Option granted under the Plan that, as of immediately prior to such cancellation, has an exercise price per share of Stock that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Outstanding Option. From and after the Effective Time, each Option granted under the Plan shall no longer be exercisable by the former holder thereof, and shall only entitle such holder to the Option Payment, if any. As soon as practicable following the Closing, the Surviving Corporation shall make the Option Payment, if any, due to each holder of a cancelled Outstanding Option by a special payroll payment through the payroll of the Company or of the Parent. This Section 13.3 shall be null and void unless the Merger is consummated as contemplated under the Merger Agreement, as it may be amended.

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